NEWS RELEASE for July 31, 2008 at 8:00AM Eastern Time

Contacts:	Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com
PALOMAR MEDICAL REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2008

        BURLINGTON, MA (July 31, 2008) … Palomar Medical Technologies, Inc. (NASDAQ: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the second quarter ended June 30, 2008. Revenues for the quarter ended June 30, 2008 were $23.1 million, of which $19.2 million were product revenues, $2.3 million were royalty revenues, $0.4 million were funded development revenues, and $1.25 million were other revenues. Second quarter gross margin from product revenues was 67 percent as compared to 63 percent in the previous quarter. Income before taxes for the second quarter ended June 30, 2008 was $1.4 million, which included approximately $2.9 million in legal expenses related to the Candela lawsuits and a $523,000 FAS 123R stock-based compensation expense.

        The Company reported net income of $0.8 million, or $0.04 per diluted share for the second quarter of 2008 versus net income of $5.8 million, or $0.30 per diluted share for the second quarter of 2007. Non-GAAP net income for the quarter ended June 30, 2008, which includes adjustments for the FAS 123R compensation expense and non-cash taxes, resulted in $1.8 million, or $0.10 per diluted share. Non-GAAP net income for the quarter ended June 30, 2007, which includes adjustments for the FAS 123R compensation expense, other income, and non-cash taxes, resulted in $8.4 million, or $0.43 per diluted share. Please refer to the financial statements included in this news release for a reconciliation of GAAP to non-GAAP results for the three and six months ended June 30, 2008 and 2007.

        The Company’s balance sheet continues to be strong and includes $128 million in cash and marketable securities. The Company has classified approximately $7.2 million of its marketable securities as non-current assets due to the recent illiquidity in the auction-rate securities market. The Company has the intent and ability to hold these investments to maturity.

        Chief Executive Officer Joseph P. Caruso commented, “We continue to see the effects of a weakened economy in the United States, but investments made in our domestic sales group over the past few quarters are starting to show improvement. Specifically, product revenues increased 30 percent in North America as compared to the previous quarter and accounted for 76 percent of our product revenues this quarter. Internationally, we are in the process of transitioning distribution of the first country to Q-Med. In the meantime, we will continue to support both our existing and new distributors throughout the rest of the world to further enhance sales. Future transition decisions will be based on the success of the first transition country to Q-Med. These choices, and others, will be made to strengthen our global presence and brand recognition as we prepare for an expansion of our product line later this year.”

        Mr. Caruso continued, “During the second quarter, we introduced the Palomar Aspire™ body sculpting system and SlimLipo™ handpiece. We showcased the system at the American Society of Lasers in Medicine meeting and other important industry meetings during the quarter. Our technology uses a proprietary wavelength that is preferentially absorbed by fat in addition to a one-time use disposable delivery system. These advantages have been well-received by the medical community and we look forward to placing our first Aspire systems during the third quarter. Laser-assisted lipolysis is one of the fastest growing segments of the aesthetic laser market today. This new platform complements our laser and pulsed-light systems, including the flagship StarLux 500®, and the combination of both platforms provides our customers with a full range of treatment options for their patients.”

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Palomar — Page 2

Use of Non-GAAP Financial Measures

        To supplement Palomar’s consolidated financial statements presented in accordance with GAAP, this news release uses the following measures defined as non-GAAP financial measures by the SEC: non-GAAP income before taxes, non-GAAP provision for income taxes, non-GAAP net income, and non-GAAP diluted earnings per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, the non-GAAP financial measures included in this news release may be different from, and therefore not comparable to, similar measures used by other companies. For more information on these non-GAAP financial measures, please see the non-GAAP data included below. This data has more details of the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. Palomar’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business operating results. Palomar believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Palomar’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Palomar’s historical performance and our competitors’ operating results. Palomar believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (866) 362-4831 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 86399673 and will be available for fourteen days. A webcast replay will also be available.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home-use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has granted The Procter & Gamble Company a non-exclusive License Agreement to certain patents, technology and FDA documents related to the home-use, light-based hair removal field for women. In addition, Palomar has an exclusive development and license agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

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Palomar — Page 3

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar — Page 4

Palomar Financial Summary:

Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008		2007
Revenues:
Product revenues	$19,206,511	$28,280,653		$36,895,304	$55,679,198
Royalty revenues	2,269,561	2,073,621		5,516,584	4,758,175
Funded product development revenues	398,467	2,414,218		995,037	3,849,298
Other revenues	1,250,000	--		2,747,625	--

Total revenues	23,124,539	32,768,492		46,154,550	64,286,671

Costs and expenses:
Cost of product revenues	6,330,668	10,308,578		12,925,000	18,926,966
Cost of royalty revenues	907,824	829,448		2,206,634	1,903,270
Research and development	4,549,960	3,752,093		9,933,607	8,055,435
Selling and marketing	5,647,400	6,358,629		12,425,717	12,634,617
General and administrative	5,095,069	4,150,911		11,331,661	7,295,001

Total costs and expenses	22,530,921	25,399,659		48,822,619	48,815,289

Income (loss) from operations	593,618	7,368,833		(2,668,069)	15,471,382

Interest income	833,494	1,533,077		2,249,034	2,899,376
Other income	227	500,000		18,244	500,000

Income (loss) before income taxes	1,427,339	9,401,910		(400,791)	18,870,758

Provision for (benefit from) income taxes	667,222	3,572,726		(156,268)	7,170,888

Net income (loss)	$760,117	$5,829,184		$(244,523)	$11,699,870

Net income (loss) per share:

Basic	$0.04	$0.32	$	(0.01)	$0.64

Diluted	$0.04	$0.30	$	(0.01)	$0.60

Weighted average number of shares outstanding:
Basic	18,151,396	18,333,091		18,137,680	18,306,598

Diluted	18,432,016	19,418,394		18,137,680	19,493,964

Non-GAAP data:

Income (loss) before income taxes	$1,427,339	$9,401,910		$(400,791)	$18,870,758
Royalty revenues: Back-owed royalty	--	--		(682,380)	--
Other revenues: Trade dress infringement fees	--	--		(247,625)	--
Cost of royalty revenues: Back-owed royalty	--	--		272,952	--
General and administrative: Investment banking
fee for international distributor agreement	--	--		1,013,899	--
FAS 123R stock-based compensation	522,618	1,402		3,866,093	(13,973)
Interest income: Interest on back-owed royalty	--	--		(52,409)	--
Other income: Expiration of standstill agreement	--	(500,000)		--	(500,000)

Non-GAAP income before income taxes	1,949,957	8,903,312		3,769,739	18,356,785

Provision for (benefit from) income taxes	667,222	3,572,726		(156,268)	7,170,888
Provision for income taxes - non-cash	(531,625)	(3,008,611)		90,771	(6,038,643)
Tax effect related to one-time events - cash	49,649	(29,916)		450,919	(30,838)

Non-GAAP provision for income taxes	185,246	534,199		385,422	1,101,407

Non-GAAP net income	$1,764,711	$8,369,113		$3,384,317	$17,255,378

Non-GAAP diluted net income per share	$0.10	$0.43		$0.18	$0.89

Diluted weighted average number of shares outstanding	18,432,016	19,418,394		18,450,430	19,493,964

Palomar — Page 5 Consolidated Balance Sheets (Unaudited)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$118,909,121	$90,460,350
Available-for-sale investments, at market value	1,850,000	41,910,000
Accounts receivable, net	10,430,151	16,037,475
Inventories	16,285,101	12,896,154
Deferred tax assets	6,045,645	3,811,873
Other current assets	931,183	1,129,300

Total current assets	154,451,201	166,245,152

Marketable securities, at market value	7,157,612	--

Property and equipment, net	1,446,323	1,250,437

Other assets	114,076	111,074

Total assets	$163,169,212	$167,606,663

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$3,070,650	$1,987,579
Accrued liabilities	7,412,283	12,606,422
Deferred revenue	4,576,997	5,789,936

Total current liabilities	15,059,930	20,383,937

Deferred taxes	2,533,220	2,533,220

Total liabilities	$17,593,150	$22,917,157

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 18,479,345 and 18,442,846 shares, respectively	184,794	184,429
Additional paid-in capital	204,743,809	199,988,081
Accumulated other comprehensive (loss) income	(89,167)	12,590
Accumulated deficit	(52,723,531)	(52,479,008)
Treasury stock, at cost - 435,000 and 105,000 shares, respectively	(6,539,843)	(3,016,586)

Total stockholders' equity	$145,576,062	$144,689,506

Total liabilities and stockholders' equity	$163,169,212	$167,606,663

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